Exhibit 99.1

VITAL THERAPIES REPORTS ON CLINICAL TRIAL PROGRESS AND EU REGULATORY ADVICE

San Diego, Calif. — July 9, 2014 — Vital Therapies, Inc. (NASDAQ:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting treatment of acute liver failure, is providing this update on the status of its clinical trials and the European Medical Agency’s (EMA) response to its request for advice through the Scientific Advice Working Party (SAWP) process.

As of today, 123 of a targeted 200 subjects have been enrolled in VTI-208, our randomized, controlled Phase 3 clinical trial in alcohol induced liver decompensation. Enrollment rates remain consistent with prior projections, and preliminary results are expected in the first half of 2015. Forty-eight clinical sites are now open in the USA, UK, Spain and Australia, and 37 sites have enrolled at least one subject.

Our second randomized, controlled, Phase 3 clinical trial, VTI-210, is studying the use of ELAD in subjects with acute alcoholic hepatitis (AAH) who have failed steroid therapy. As part of the process for preparing for a possible European Marketing Authorization Application (MAA) based primarily on VTI-210, we submitted a request earlier this year for SAWP advice on topics relating to the production and testing section of a future MAA, and on aspects of VTI-210 protocol design.

On June 30, 2014, we received detailed written responses from SAWP which provide constructive written guidance on both topics. We believe that the production and testing guidance is consistent with the company’s prior interactions with regulatory agencies and should pose no delays to existing timelines. The SAWP guidance also permitted the stratification of subjects into groups based on AAH diagnosis either by biopsy or by clinical grounds without biopsy. We plan to amend the protocol consistent with this guidance, and also to explore an event-driven design with a minimum of 150 subjects. Four sites are currently open for enrollment, but the first subject has not yet been enrolled. Assuming a 150 patient trial, preliminary results from VTI-210 are expected to be available in 2016.

Our final ongoing clinical trial is VTI-212. As previously disclosed, VTI-212 is being modified into a single-arm, open-label, multi-center Phase 2 clinical trial expected to enroll at least 40 subjects with fulminant hepatic failure or surgery induced liver failure, all of whom will be treated with the company’s ELAD System, plus standard-of-care. Treated subjects will be compared with case-controlled subjects treated with standard-of-care alone. Enrollment in VTI-212 is underway and we continue to expect results from VTI-212 in 2015 or 2016.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting treatment of acute liver failure. The company’s lead product-candidate, ELAD, is an extracorporeal bio-artificial liver therapy currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

15010 Avenue of Science, San Diego, California, USA 92128

Tel 858.673.6840  —  Fax 858-673-6843

www.vitaltherapies.com

Vital Therapies, Inc.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning our ability to undertake certain development activities such as clinical trial enrollment, the conduct of our clinical trials and the timing of data release and accomplishment of certain development goals. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. These forward-looking statements do not constitute guarantees of future performance. Risks and uncertainties with respect to our clinical trials include, but are not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, unexpected adverse events or safety issues and the sufficiency of funding. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our research and development programs are described in detail in our SEC filings, including in our recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. These forward-looking statements speak only as of the date hereof and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Vital Therapies, Inc. Contact:

Terry Winters, Ph.D.

Co-Chairman & Chief Executive Officer

Duane Nash, M.D.

Executive Vice President, Chief Business Officer

Tel: (858) 673-6840

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